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                                                                    EXHIBIT 99.3

                           EXCHANGE AGENT AGREEMENT


     This Agreement is entered into as of           , 1997 between The Chase
Trust Company of California, as Exchange Agent (the "Agent"), and Imperial Credit Industries, Inc., a California corporation (the "Company").

     The Company is offering, upon the terms and subject to the conditions set forth in the Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $200,000,000 of 9-7/8% Series B Senior Notes due 2007 (the "New Notes") of the Company, which have been registered under the Securities Act of 1933, as amended, for a like principal amount of the issued and outstanding 9-7/8% Senior Notes due 2007 (the "Old Notes") of the Company from the registered holders thereof. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions relating to the Old Notes. The New Notes will evidence the same class of debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture governing the Old Notes.

     The Company will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 P.M., New York City time, on April 30, 1997 unless extended (as so extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer. The Exchange Offer is subject to certain other customary conditions.

     Subject to the provisions hereof, the Company hereby appoints the Agent as Exchange Agent, and the Agent hereby accepts the appointment as Exchange Agent, for the purposes of receiving, accepting for delivery and otherwise acting upon tenders of the Company's Old Notes in accordance with the form of Letter of Transmittal attached hereto (the "L/T") and with the terms and conditions of the "Exchange Offer" section of the Company's Prospectus.

     The Agent has received the following documents in connection with its appointment:

     (1) Prospectus dated March 31, 1997;

     (2)  L/T;

     (3) Notice of Guaranteed Delivery; and

     (4) Guidelines for Certification of Taxpayer Identification Number.


     The Agent shall request from The Depository Trust Company (in the case of book-entry Certificates) no later than the date hereof, a Special Security Position Listing of

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all Participants eligible to participate in the Exchange Offer, and the amount owned of record by each such Participant. The Agent will not be responsible for any changes in Participants or of the beneficial ownership during the Exchange Offer.

     The Agent is authorized and hereby agrees to act as follows:

          (a) to receive all tenders of Old Notes made pursuant to the Exchange Offer (including tenders made through the Depository Trust Company's Automated Tender Offer Program ("ATOP") and Book-Entry Confirmation (as defined in the Prospectus) thereof), and to stamp each Old Note, L/T, ATOP confirmation and any other document received by the Agent to show the date and time of receipt;

          (b) to examine each L/T and Old Note (and any other documents required by the L/T) received to determine that all requirements necessary to constitute a valid tender have been met;

          (c) to take such actions necessary and appropriate to correct any irregularity or deficiency associated with any tender not in proper order;

          (d) to follow instructions of the Company or its counsel, Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation, with respect to the waiver of any irregularities or deficiencies associated with any tender;

          (e) to hold all valid tenders subject to further instructions from the Company;

          (f) to render a written report, on each business day during the Exchange Offer and periodically confirm, by telephone, the information contained therein to Irwin L. Gubman, General Counsel, of the Company, at 310-791-8040;

          (g) to follow and act upon any written amendments, modifications or supplements to these instructions, any of which may be given to the Agent by the General Counsel of the Company or such other person or persons as they shall designate in writing;

          (h) to return to the presenters, in accordance with the provisions of the L/T, any Old Notes that were not received in proper order and as to which the irregularities or deficiencies were not cured or waived;

          (i)  to deliver by First Class Mail, postage prepaid, the New Notes to

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               which the presenters are entitled, at the addresses specified in the L/T's, as soon as practicable after receipt thereof;

          (j) to determine that all endorsements, guarantees, signatures, authorities, transfer taxes (if any) and such other requirements are fulfilled in connection with any request for issuance of the consideration in a name other than that of the registered owner of the Old Notes; and

          (k) to deliver to, or upon the order of the Company all certificates representing Old Notes received under the Exchange Offer, together with any related assignment forms and other documents.

Agent shall:

          (a) have no duties or obligations other than those specifically set forth herein and those set forth under the section entitled "The Exchange Offer" in the Prospectus;

          (b) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of (i) the Exchange Offer, (ii) any Old Notes, L/T's or documents prepared by the Company in connection with the Exchange Offer or (iii) any signatures or endorsements, other than its own;

          (c) not be obligated to take any legal action hereunder that might, in its judgement, involve any expense or liability, unless it has been furnished with reasonable indemnity by the Company;

          (d) be able to rely on and shall be protected in acting on the written instructions with respect to any matter relating to its actions as Agent specifically covered by this Agreement, of any officer of the Company authorized to give instructions under paragraph (g) above;

          (e) be able to rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or any other document or security delivered to it and believed by it reasonably and in good faith to be genuine and to have been signed by the proper party or parties;

          (f) not be responsible for or liable in any respect on account of the identity, authority or rights of any person executing or delivering or purporting to execute or deliver any document or property under this Agreement and shall have no responsibility with respect to the use or application of any property delivered by it pursuant to the provisions hereof;

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          (g)  be able to consult with counsel satisfactory to it (including counsel for the Company) and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with advice or opinion of such counsel;

          (h) not be called on at any time to advise, and shall not advise, any person delivering an L/T pursuant to the Exchange Offer as to the value of the consideration to be received (other than the principal amount of New Notes to be exchanged thereby);

          (i) not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence, willful misconduct or bad faith;

          (j) not be bound by any notice or demand, or any waiver or modification of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Agent signed by the proper authority or authorities and, if the Agent's duties or rights are affected, unless the Agent shall give its prior written consent thereto;

          (k) have no duty to enforce any obligation of any person to make delivery, or to direct or cause any delivery to be made, or to enforce any obligation of any person to perform any other act;

          (l) have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event by reason of which an action would or might be taken by the Agent does not exist or has not occurred without incurring liability for any action taken or omitted, or any action suffered by the Agent to be taken or omitted, in good faith or in the exercise of the Agent's best judgment, in reliance upon such assumption; and

          (m)  be entitled to compensation of [$      ] for its services
               hereunder plus reimbursement of its out-of-pocket expenses and as hereinafter provided.

          (n) not be liable or responsible for any delay, failure, malfunction, interruption or error in the transmission or receipt of communications or messages through electronic means to or from The Depository Trust Company or other book-entry transfer facility, or for the actions of any other person in connection with any such message or communication;

          (o) be able to perform any of its duties hereunder either directly or by or through agents or attorneys and shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by it hereunder;

          (p) not be liable or responsible for any failure of a holder of Old Notes or of New Notes to comply with any of their respective obligations relating to the Exchange Offer, including without limitation, obligations under applicable securities laws;

          (q) have no obligation to pay any brokers or dealers or soliciting fees to any person, including any information agent; and

          (r) in no event be liable hereunder for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Exchange Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

     Any corporation into which the Exchange Agent in its individual capacity may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Exchange Agent in its individual capacity shall be a party or any corporation to which substantially all of the corporate trust business of the Exchange Agent in its individual capacity may be transferred shall be the Exchange Agent under this Exchange Agency Agreement without further act.

     The Company covenants and agrees to reimburse the Agent for, indemnify it against, and hold it harmless from any and all reasonable costs and expenses (including reasonable fees and expenses of counsel) that may be paid or incurred or suffered by it or to which it may become subject without gross negligence, willful misconduct or bad faith on its part by reason of or as a result of its compliance with the instructions set forth herein or with any additional or supplemental written instructions delivered to it pursuant hereto, or which may arise out of or in connection with the administration and performance of its duties under this

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Agreement.

     This Agreement shall be construed and enforced in accordance with the laws of the State of California and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto.

     Unless otherwise expressly provided herein, all notices, requests, demands and other communications hereunder shall be in writing, shall be delivered by hand or by First Class Mail, postage prepaid, shall be deemed given when received and shall be addressed to the Agent and the Company at the respective addresses listed below or to such other addresses as they shall designate from time to time in writing, forwarded in like manner.

     If to the Agent, to:

          The Chase Trust Company of California
          101 California Street, Suite 2725
          San Francisco, California 94111
          Attention: Corporate Trust Department
          Facsimile: (415) 693-8850

   with copies to:

          Lillick & Charles
          Two Embaradero Center
          San Francisco, California 94111-3996
          Attention: Varya Simpson, Esq.
          Facsimile: (415) 984-8300

     If to the Company, to:

          Imperial Credit Industries, Inc.
          23350 Hawthorne Boulevard
          Building One, Suite 210
          Torrance, California 90505
          Attention: General Counsel
          Facsimile: (310) 791-8230

    with copies to:

          Freshman, Marantz, Orlanski, Cooper & Klein
          9100 Wilshire Boulevard
          Suite 800 East
          Beverly Hills, California 90212
          Attention: Thomas J. Poletti, Esq.

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          Facsimile: (310) 274-8357

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, all as of the day and year first above written.

                    THE CHASE TRUST COMPANY OF CALIFORNIA


                    By:__________________________
                    Title:


                    IMPERIAL CREDIT INDUSTRIES, INC.


                    By:__________________________
                         H. Wayne Snavely,
                    Title: Chairman, President and Chief Executive Officer

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